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                                                                   Exhibit 10(m)

March 23, 2000


Mr. Charles Henry Weil
8/Rue Cortambert
Paris, France   75116


RE:      Loan Commitment to Integra, Inc.

Dear Charles-Henri:

         The purpose of this letter is to confirm your commitment to provide to Integra, Inc. (the "Company") a line of credit of up to $2 million in consideration of a grant to you of warrants as set forth hereafter.

         Draw downs on the line of credit will be based upon a determination of the Board of Directors of the Company with respect to the need for operating capital for the Company. It is understood, however, that the Company will be using its best efforts to arrange with lending institutions an alternative line of credit as soon as reasonably practicable, and that this line of credit will terminate and all amounts then due thereunder will be become immediately due and payable upon closing of such alternative line of credit. In any event, all amounts due and payable under the line of credit advanced by you will be due and payable one year from the date hereof, and this line of credit shall then be deemed terminated.

         Except as set forth above, the terms, conditions, draw down procedures, interest rate provisions, covenants and events of default under the recently terminated PNC Bank line of credit shall apply to the line of credit hereunder, and such documents are hereby incorporated by reference.

         In consideration of your agreement to provide the line of credit hereunder, the Company hereby grants the following warrant consideration:

         1. Initial Warrant. Upon effectiveness of this letter agreement, you will be granted by the Company warrants to purchase 50,000 shares of the Company's common stock at the price per share of the Company's common stock on the closing date of the Company's annual meeting of shareholders, at which the grants hereunder will be approved. Such warrant shall be exercisable for a ten year period, and the exercise price shall be subject to adjustment in the event of stock splits, stock dividends, recapitalizations and the like. You acknowledge that the warrants and the underlying shares have not been registered under the Securities Act of 1933, and may not be sold or otherwise encumbered without such registration or opinion
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                  of counsel for the Company that an exemption to such
                  registration requirements is available.

         2. Contingent Additional Warrant. In the event that the Company is unable to achieve a replacement line of credit which terminates the line of credit hereunder by June 30, 2000, you will be granted an additional warrant to purchase 50,000 shares of the Company's common stock on the same terms and conditions as the warrant described in subparagraph 1, above.

         In the event that for any reason the grant of warrants hereunder is not approved by the Shareholders at the annual meeting, you will receive cash consideration equal to the value of the warrants based on conventional valuation methodologies as applied by PricewaterhouseCoopers or its designee appraisal firm.

         The commitments under this letter shall become effective upon your counter-signature to this letter agreement and approval thereof by the Company's Board of Directors, a meeting respecting which shall be held immediately. Upon execution hereof and such Board approval, the commitments set forth herein shall become legally binding on the parties. Such orders will issue in connection with the Company's financial statements.

                                      Sincerely yours,

                                      INTEGRA, INC.


                                      By:
                                          -------------------------------------
                                            Eric Anderson,
                                            President & Chief Executive Officer


ACCEPTED:



Charles-Henri Weil